Exhibit 99.1

Northern Oil and Gas, Inc. Enters into a New Five Year $400 Million Senior Secured Credit Facility

MINNEAPOLIS, MINNESOTA - November 1, 2017 - Northern Oil and Gas, Inc. (NYSE American: NOG) (“Northern” or the “Company”) today announced it has closed an agreement with TPG Sixth Street Partners (“TSSP”) for a new $400 million first lien credit facility (the “new credit facility”).   At the closing, an initial amount of $300 million was funded - an additional $100 million of delayed draw term loans are available to the Company, subject to the satisfaction of customary conditions.  The new credit facility matures in five years and carries a floating interest rate of LIBOR, plus 7.75% (subject to a 1% LIBOR floor).

The Company used approximately $161 million of the initial proceeds to repay and retire its bank credit facility led by Royal Bank of Canada, which was scheduled to mature in September 2018.  Excess proceeds under the initial draw and additional availability under the new credit facility may be used for general corporate purposes, including, but not limited to, development of the Company’s assets in the Williston Basin, future accretive acquisitions, and potential purchases of the Company’s outstanding unsecured senior notes and common shares.

“This new credit facility extends our debt maturities and significantly expands our available liquidity,” stated Northern’s Interim CEO and CFO Tom Stoelk.  “With this enhanced financial flexibility we intend to continue to grow our oil-focused asset base in the Williston Basin while seeking additional accretive transactions to increase shareholder value.”  Richard Weber, Northern’s Chairman of the Board, added, “We welcome TSSP as a partner and look forward to pursuing our strategic initiatives with their support. We also look forward to continuing discussions with our bondholders about potential transactions that would be beneficial for all of our stakeholders.”

“Northern has a great management team and an attractive portfolio in the Williston Basin and we are pleased at the opportunity to provide this strategic capital,” said Matt Dillard, Partner at TSSP. “Led by our dedicated energy team based in Houston and San Francisco, we are excited to partner with Northern, its leadership team and board of directors and look forward to working with them to create value for all stakeholders.”

Evercore is serving as financial advisor to Northern Oil and Gas, Inc. and Jones Day is acting as legal counsel.

ABOUT NORTHERN OIL AND GAS, INC.

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana. Find more information about Northern Oil and Gas, Inc. at www.NorthernOil.com.

ABOUT TPG SIXTH STREET PARTNERS

TPG Sixth Street Partners (“TSSP”) is the global credit and credit-related investment platform partnered with TPG. Co-founded in 2009 by Managing Partner Alan Waxman, TSSP has approximately $21 billion in assets under management. TSSP has a long-term oriented, highly flexible capital base that allows it to invest across industries, geographies, capital structures and asset classes. TSSP’s investments are typically complex to source, analyze and execute. Through its dedicated energy team with investment professionals in Houston, San Francisco and New York, TSSP invests in, owns and partners with management teams to acquire, develop and operate oil and gas assets. For more information, please visit www.tpg.com/platforms/tssp.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on the Company’s properties, the Company’s ability to acquire additional development opportunities, changes in the Company’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which the Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, the Company’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting the Company’s operations, products, services and prices.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control.

CONTACT:

Northern Oil and Gas, Inc.
Brandon Elliott, CFA
Executive Vice President,
Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

TPG Sixth Street Partners - Media Relations
Abernathy MacGregor
Patrick Clifford / Pat Tucker
1-212-371-5999
pfc@abmac.com / pct@abmac.com

SOURCE Northern Oil and Gas, Inc.